UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2013

Comverse Technology, Inc.

(Exact name of registrant as specified in its charter)

001-35303

(Commission File Number)

New York	13-3238402
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of principal executive offices)	(Zip code)

(631) 962-9600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                        Completion of Acquisition or Disposition of Assets.

On February 4, 2013, the previously announced merger (the “Merger”) of Comverse Technology, Inc. (“CTI”) with and into a wholly owned subsidiary (“Merger Sub”) of Verint Systems Inc. (“Verint”), with Merger Sub continuing as the surviving company and CTI ceasing to exist as a separate entity, was consummated.  Pursuant to the terms of the Agreement and Plan of Merger, dated August 12, 2012 (the “Merger Agreement”), by and among CTI, Verint and Merger Sub, each share of CTI common stock outstanding immediately prior to the effective time of the Merger was converted into the right to receive new shares of Verint common stock at an exchange ratio of 0.1298 shares of Verint common stock for each share of CTI common stock.  In addition, the Series A Convertible Perpetual Preferred Stock of Verint (“Verint preferred stock”) and all shares of Verint common stock held by CTI immediately prior to the effective time of the Merger were canceled.

At a special meeting of stockholders held on February 4, 2013, Verint stockholders voted to adopt the Merger Agreement and to approve the transactions contemplated by that agreement, including the Merger and the issuance of Verint common stock to CTI shareholders in connection therewith.  At a special meeting of shareholders held on February 4, 2013 (the “CTI special meeting”), CTI shareholders voted to adopt the Merger Agreement and to approve the transactions contemplated by that agreement, including the Merger.

The foregoing summary is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which has been filed as Exhibit 2.1 to CTI’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2012 and incorporated in this Item 2.01 by reference.

Item 3.01.                                        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with consummation of the Merger on February 4, 2013, CTI notified the Nasdaq Global Select Market (“Nasdaq”) that the Merger has been consummated and requested that trading of CTI common stock on Nasdaq be suspended.  In addition, an application on Form 25 has been filed with the SEC to remove CTI common stock from listing on Nasdaq and from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  CTI also intends to file a certification on Form 15 requesting that its reporting obligations under Sections 13 and 15(d) of the Exchange Act be terminated.

Item 3.03.                                        Material Modification to Rights of Security Holders.

At the effective time and as a result of the Merger, each share of CTI common stock outstanding immediately prior to the effective time of the Merger was converted into the right to receive new shares of Verint common stock at an exchange ratio of 0.1298 shares of Verint common stock for each share of CTI common stock.

Pursuant to the terms of the Merger Agreement, all CTI stock options that were outstanding 20 business days prior to the effective time of the Merger became fully vested and exercisable, and each holder of those stock options was given an opportunity to exercise those stock options until three business days prior to the effective time of the Merger.  In addition, immediately prior to the effective time of the Merger, any holders of CTI stock options that remained outstanding were entitled to receive from CTI the cash value of the merger consideration that they would have received for the shares of CTI common stock underlying such options (had such options been exercised), less the exercise price of such options (to the extent such difference is greater than zero).

Pursuant to the terms of the Merger Agreement and subject to any applicable deferral provisions, any CTI stock-settled restricted or deferred stock units vested immediately prior to the effective time of the Merger, and holders of those units became entitled to receive the merger consideration as if such units had been exchanged for shares of Verint common stock.

Pursuant to the terms of the Merger Agreement and subject to any applicable deferral provisions, any CTI cash-settled restricted or deferred stock units vested immediately prior to the effective time of the Merger, and holders of those units became entitled to receive from CTI the cash value of the merger consideration that they would have received for such units had they been exchanged for shares of Verint common stock.

The foregoing summary is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which has been filed as Exhibit 2.1 to CTI’s Current Report on Form 8-K filed with the SEC on August 13, 2012 and incorporated in this Item 3.03 by reference.

Item 5.01.                                        Changes in Control of Registrant.

In connection with the consummation of the Merger on February 4, 2013, a change in control of CTI occurred and CTI merged with and into Merger Sub, a wholly owned subsidiary of Verint, with Merger Sub continuing as the surviving company and CTI ceasing to exist as a separate entity.  The aggregate consideration to be paid by Verint to former CTI shareholders in connection with the Merger will be approximately 28.6 million shares of Verint common stock.  See Items 2.01 and 3.03 of this Current Report on Form 8-K, which are incorporated herein by reference.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger on February 4, 2013, the directors and officers of CTI ceased serving in such capacities and the sole member and officers of Merger Sub immediately prior to the effective time of the Merger remained the sole member and officers, respectively, of Merger Sub, the surviving company in the Merger.  The sole member of Merger Sub is Verint Systems Inc.  The officers of Merger Sub are Douglas Robinson, President and Treasurer, and Peter Fante, Vice President and Secretary.

Item 5.03.                                        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the effective time of the Merger, the Certificate of Formation attached hereto as Exhibit 3.1 was the certificate of formation of Merger Sub, as the surviving company in the Merger, and the Limited Liability Company Agreement, dated as of August 8, 2012 and attached hereto as Exhibit 3.2, was the operating agreement of Merger Sub, as the surviving company in the Merger.

Item 5.07.                                        Submission of Matters to a Vote of Security Holders.

The following is a brief description of each matter voted upon at the CTI special meeting, as well as the number of votes cast for or against each matter and the number of abstentions and broker non-votes with respect to each matter.  A more complete description of each matter is set forth in CTI’s definitive proxy statement filed with the SEC on January 4, 2013.

1.              Merger Agreement.  CTI stockholders voted on a proposal to adopt the Merger Agreement and to approve the transactions contemplated by that agreement, including the Merger.  The results of the voting were 173,781,323 votes for, 625,961 votes against and 103,438 abstentions.

2.              Adjournment.  CTI stockholders voted on a proposal to approve the adjournment of the CTI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the CTI special meeting.  The results of the voting were 165,404,551 votes for, 9,033,701 votes against and 72,470 abstentions.

Item 9.01.                                        Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

3.1	Certificate of Formation of Victory Acquisition I LLC.

3.2	Limited Liability Company Agreement, dated as of August 8, 2012, of Victory Acquisition I LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY ACQUISITION I LLC
(successor by merger to Comverse Technology, Inc.)

Date: February 5, 2013	By:	/s/ Peter Fante
		Name:	Peter Fante
		Title:	Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Formation of Victory Acquisition I LLC.

3.2	Limited Liability Company Agreement, dated as of August 8, 2012, of Victory Acquisition I LLC.